Exhibit 10.1
FIFTH AMENDMENT TO LEASE
THIS FIFTH AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 1st day of July, 2020, by and between BMR-PACIFIC RESEARCH CENTER LP, a Delaware limited partnership (“Landlord,” formerly known as BMR-Gateway Boulevard LLC), and REVANCE THERAPEUTICS, INC., a Delaware corporation (“Tenant”).
RECITALS
A.WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of March 31, 2008 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of March 31, 2008, that certain Second Amendment to Office Lease and Lease dated as of May 17, 2010, that certain Amended and Restated Third Amendment to Lease dated as of February 26, 2014 and that certain Fourth Amendment to Lease dated as of May 10, 2018 (the “Fourth Amendment”) (collectively, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (“Existing Premises”) from Landlord at 7555 Gateway Boulevard in Newark, California (“Building 2”) and 7999 Gateway Boulevard in Newark, California (“Building 7”);
B.WHEREAS, Landlord and Tenant desire to expand the Existing Premises to include certain space in Building 7; and
C.WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.
AGREEMENT
NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:
1.Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.
2.Lease of Additional B7 Premises. Effective as of the Additional B7 Premises Commencement Date (as defined below), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, certain premises containing approximately three thousand six hundred eleven (3,611) square feet of Rentable Area (commonly known as Suite 105 and as more particularly described on Exhibit A attached hereto, the “Additional B7 Premises”), located on the first (1st) floor of Building 7.
2.1Additional B7 Premises Terms. From and after the Additional B7 Premises Commencement Date (as defined below), the term “Premises” as used in the Lease shall mean the Existing Premises plus the Additional B7 Premises and, therefore, all of the terms, conditions and provisions of the Lease applicable to the Premises generally shall apply to the Additional B7 Premises; provided, however, to the extent of any conflict between the terms, conditions and provisions of the Existing Lease applicable to the Premises generally and the terms, conditions and provisions of this Amendment applicable to the Additional B7 Premises (including, without limitation, the terms, conditions and provisions of Article 2 of this Amendment, together with the Exhibits incorporated therein), the terms, conditions and provisions of this Amendment applicable to the Additional B7 Premises shall control.
2.2Additional B7 Premises Term. The Term with respect to the Additional B7 Premises (the “Additional B7 Premises Term”) shall commence on July 1, 2020 (the “Additional B7 Premises Commencement Date”) and shall thereafter be coterminous with the Term for the Existing Premises, such that the Term with respect to the Existing Premises and the Additional B7 Premises shall expire on the Term Expiration Date.
2.3Condition of Additional B7 Premises. Tenant acknowledges that (a) it is fully familiar with the condition of the Additional B7 Premises and, notwithstanding anything to the contrary in the Lease, agrees to take the same in its condition “as is” as of the Additional B7 Premises Commencement Date, (b) neither Landlord nor any agent of Landlord has made (and neither Landlord nor any agent of Landlord hereby makes) any representation or warranty of any kind whatsoever, express or implied, regarding the Additional B7 Premises, including (without limitation) any representation or warranty with respect to the condition of the Additional B7 Premises or with respect to the suitability of the Additional B7 Premises for the conduct of Tenant’s business and (c) Landlord shall have no obligation to alter, repair or otherwise prepare the Additional B7 Premises for Tenant’s occupancy or to pay for any improvements to the Additional B7 Premises. Tenant’s taking of possession of the Additional B7 Premises shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the Additional B7 Premises, Building 7 and the Project were at such time in good, sanitary and satisfactory condition and repair. The terms, conditions and provisions of Article 4 and Article 5 of the Original Lease shall not apply to the Additional B7 Premises; provided, however, that the definitions of “Force Majeure” and “ADA” set forth therein shall apply to other uses of those defined terms within the Lease applicable to the Additional B7 Premises.
2.4CASp. The Additional B7 Premises have not undergone inspection by a Certified Access Specialist (“CASp,” as defined in California Civil Code Section 55.52). Even if not required by California law, the Additional B7 Premises may be inspected by a CASp to determine whether the Additional B7 Premises comply with the ADA, and Landlord may not prohibit a CASp performing such an inspection. If Tenant requests that such an inspection take place, Landlord and Tenant shall agree on the time and manner of the inspection, as well as which party will pay the cost of the inspection and the cost to remedy any defects identified by the CASp.
2.5Additional B7 Premises Base Rent. Commencing as of the Additional B7 Premises Commencement Date, in addition to all other Base Rent due under the Existing Lease, Tenant shall pay to Landlord as Base Rent for the Additional B7 Premises the sums set forth in the table below (subject to adjustments as set forth in Section 2.6(a) below), each in advance on the first day of each and every calendar month for the duration of the Additional B7 Premises Term. Furthermore, commencing as of the Additional B7 Premises Commencement Date, all references to “Base Rent” in the terms, conditions and provisions of the Original Lease shall mean and refer to Base Rent for the Existing Premises and Base Rent for the Additional B7 Premises, collectively, to the extent such terms, conditions and provisions apply to both the Existing Premises and the Additional B7 Premises.

Dates (as of the Additional B7 Premises Commencement Date)	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent*
Months 1-12	3,611	$3.00 monthly	$10,833
* Note: Subject to Section 2.6(b)
2.6Rent Adjustments; Free Rent Period.
(a)Commencing as of the Additional B7 Premises Commencement Date, Base Rent with respect to the Additional B7 Premises shall be subject to an annual upward adjustment of three percent (3%) of the then-current Base Rent for the Additional B7 Premises. The first such adjustment shall become effective commencing on the first (1st) annual anniversary of the Additional B7 Premises Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary for so long as the Lease continues in effect. Article 9 of the Original Lease shall not apply to the Base Rent for the Additional B7 Premises and any references to Article 9 set forth in the Original Lease with respect to adjustments to Base Rent for the Existing Premises shall mean and refer to this Section 2.6(a) with respect to adjustments to Base Rent for the Additional B7 Premises.
(b)Notwithstanding anything to the contrary contained in the Lease, and so long as no Default by Tenant has occurred, Tenant shall not be required to pay Base Rent for the Additional B7 Premises only for the period commencing on the Additional B7 Premises Commencement Date and expiring on July 31, 2020 (such period, the “Free Rent Period”); provided, however, that the total amount of Base Rent abated during the Free Rent Period shall not exceed Ten Thousand Eight Hundred Thirty-Three and 00/100 Dollars ($10,833.00) (the “Free Rent Cap”). During the Free Rent Period, Tenant shall continue to be responsible for the payment of all of Tenant’s other Rent obligations under the Lease, including all Additional Rent such as Operating Expenses, the Property Management Fee and costs of utilities for the Premises. Upon the occurrence of any Default, the Free Rent Period shall immediately expire, and Tenant shall no longer be entitled to any further abatement of Base Rent pursuant to this Section. In the event of any Default that results in termination of the Lease, then, as part of the recovery to which Landlord is entitled pursuant to the Lease, and in addition to any other rights or remedies to which Landlord may be entitled pursuant to the Lease (including Article 32), at law or in equity, Landlord shall be entitled to the immediate recovery, as of the day immediately prior to such termination of the Lease, of the unamortized amount of Base Rent that Tenant would have paid had the Free Rent Period not been in effect.
2.7Additional B7 Premises Additional Rent. Commencing as of the Additional B7 Premises Commencement Date, in addition to all other Additional Rent due under the Existing Lease, Tenant shall pay to Landlord Additional Rent with respect to the Additional B7 Premises. Notwithstanding anything to the contrary in the Existing Lease, the term “Additional Rent” as used in the Lease shall, with respect to the Additional B7 Premises only, mean (a) Tenant’s Pro Rata Share (as modified in Article 3 below) of Operating Expenses (as defined in Exhibit D attached to the Fourth Amendment and as further modified by Section 2.9 below) for the Additional B7 Premises with respect to the Building, North Campus and the Project, as applicable, (b) the Property Management Fee (as defined in Exhibit D attached to the Fourth Amendment and as further modified by Section 2.9 below) for the Additional B7 Premises, and (c) any other amounts that Tenant assumes or agrees to pay under the provisions of the Lease that are owed to Landlord, including any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of the Lease to be performed by Tenant, after notice and the lapse of any applicable cure periods. Commencing as of the Additional B7 Premises Commencement Date, all references to “Additional Rent” in the terms, conditions and provisions of the Original Lease shall mean and refer to Additional Rent for the Existing Premises and Additional Rent for the Additional B7 Premises, collectively, to the extent such terms, conditions and provisions apply to both the Existing Premises and the Additional B7 Premises.
2.8Additional B7 Premises Signage. Section 5.8 of the Fourth Amendment shall apply to the Additional B7 Premises. Therefore, commencing as of the Additional B7 Premises Commencement Date, references in Section 5.8 of the Fourth Amendment to the “Additional Premises” are hereby amended to mean the Additional Premises (as defined in the Fourth Amendment) plus the Additional B7 Premises.
2.9Additional B7 Premises Operating Expenses. Notwithstanding anything to the contrary in the Existing Lease, Section 10.1, Section 10.2 and Section 10.4 of the Original Lease shall not apply to the Additional B7 Premises. Rather, Section 10.1, Section 10.2 and Section 10.4 of Exhibit D attached to the Fourth Amendment shall apply to the Additional B7 Premises in lieu thereof, except that for purposes of application to the Additional B7 Premises only:
(a)The term “Additional Premises” shall mean Additional B7 Premises;
(b)The term “Additional Premises Term” shall mean Additional B7 Premises Term;
(c)The term “Additional Premises Commencement Date” shall mean Additional B7 Premises Commencement Date; and
(d)The last sentence of Section 10.2(w) shall be amended and restated to apply to the Additional B7 Premises only as follows: “During any Free Rent Period, the Property Management Fee for the Additional B7 Premises shall be calculated as if Tenant were paying

Base Rent in the full amount required pursuant to the Lease had the Free Rent Period not been in effect.”
For purposes of clarity, this Section 2.9 shall not be deemed to require any duplication of any obligation of Landlord to the extent such obligation already existed in Section 10.1, Section 10.2 and Section 10.4 of Exhibit D attached to the Fourth Amendment.
2.10Additional B7 Premises Utilities and Services. Notwithstanding anything to the contrary in the Existing Lease, Article 17 of the Original Lease shall not apply to the Additional B7 Premises. Rather, Article 17 of Exhibit E attached to the Fourth Amendment shall apply to the Additional B7 Premises in lieu thereof, except that for purposes of application to the Additional B7 Premises only:
(a)The term “Additional Premises” shall mean Additional B7 Premises;
(b)The term “Additional Premises Term” shall mean Additional B7 Premises Term; and
(c)The term “Additional Premises Commencement Date” shall mean Additional B7 Premises Commencement Date.
For purposes of clarity, this Section 2.10 shall not be deemed to require any duplication of any obligation of Landlord to the extent such obligation already existed in Article 17 of Exhibit E attached to the Fourth Amendment.
2.11Additional B7 Premises Repair and Maintenance. Notwithstanding anything to the contrary in the Existing Lease, Article 19 of the Original Lease shall not apply to the Additional B7 Premises. Rather, Article 19 of Exhibit F attached to the Fourth Amendment shall apply to the Additional B7 Premises in lieu thereof, except that for purposes of application to the Additional B7 Premises only:
(a)The term “Additional Premises” shall mean Additional B7 Premises.
For purposes of clarity, this Section 2.11 shall not be deemed to require any duplication of any obligation of Landlord to the extent such obligation already existed in Article 19 of Exhibit F attached to the Fourth Amendment.
3.Rentable Area and Pro Rata Share. Effective as of the Additional B7 Premises Commencement Date, the chart in Section 2.2 of the Existing Lease is hereby deleted in its entirety and replaced with the following:

Definition or Provision	Means the Following (As of the Additional B7 Premises Commencement Date)
Rentable Area of Premises	90,378 square feet (Building 2) 22,551 square feet (Building 7) 111,929 square feet (Entire Premises)
Rentable Area of North Campus	966,271 square feet
Rentable Area of Project	1,389,517 square feet
Tenant’s Pro Rata Share of Building	100.00% (Building 2) 12.67% (Building 7)
Tenant’s Pro Rata Share of North Campus	9.35% (Building 2) 2.33% (Building 7) 11.69% (Entire Premises)
Tenant’s Pro Rata Share of Project	6.50% (Building 2) 1.62% (Building 7) 8.13% (Entire Premises)
4.Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than T3 Realty Advisors West Corp. (“Broker”), and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless Landlord and its affiliates, employees, agents, contractors, lenders, mortgagees, ground lessors and beneficiaries for, from and against any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Broker is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.
5.No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.
6.Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

Revance Therapeutics, Inc.
Gateway Boulevard
Newark, California 94560
Attention: Mark Foley
Attention: Dwight Moxie

7.Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.
8.Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.
9.Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.
10.Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.
11.Counterparts; Facsimile, Electronic and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile, electronic or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.
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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.
LANDLORD:
BMR-PACIFIC RESEARCH CENTER LP,
a Delaware limited partnership

By:	/s/ Kevin M Simonsen
Name:	Kevin M Simonsen
Title:	EVP, General Counsel & Secretary

TENANT:
REVANCE THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Mark J. Foley
Name:	Mark J. Foley
Title:	President and Chief Executive Officer

EXHIBIT A
ADDITIONAL B7 PREMISES

7999 Gateway Boulevard, 1st Floor

Additional B7 Premises